Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED (the “Exchange Act”)

A summary of the material provisions governing our securities registered pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”) is provided below. This summary is not complete and should be read together with our Third amended and restated memorandum and articles of association (the “Articles”), a copy of which is filed with the U.S. Securities Exchange and Commission (the “SEC”). References herein to “we,” “us,” “our,” “Decent” and the “Company” are Decent Holding Inc..

We are a Cayman Islands exempted company, and our corporate affairs are governed by our Memorandum and Articles of Association, as amended from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Cayman Islands Companies Act or Companies Act below, and the common law of the Cayman Islands. We had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading symbol	Name of Each Exchange On Which Registered
Ordinary shares, par value US$0.0001 per share	DXST	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

As provided in the Amended and Restated Memorandum and Articles of Association, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share. As of the date of the Annual Report on Form 20-F (the “Form 20-F”) of which this Exhibit 2.1 forms a part, we have only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s ordinary shares (the “Ordinary Shares”).

Ordinary Shares

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determines otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders may freely hold and vote their Ordinary Shares. We may not issue shares or warrants to bearer.

Subject to the provisions of the Cayman Islands Companies Act, our amended and restated memorandum and articles of association and any directions given by any ordinary resolution and the rights attaching to any class of existing shares, the directors have general and unconditional authority to issue, allot, grant options over or otherwise dispose of shares to such persons, at such times and on such terms as they may determine. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaches to Ordinary Shares. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this annual report, there are 16,250,000 Ordinary Shares issued and outstanding. Our authorized share capital of 500,000,000 Ordinary Shares comprises solely a single class of shares.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and the Articles, the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose.

Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

No dividend shall bear interest as against the Company.

Voting Rights.

Subject to any rights or restrictions as to voting attached to any shares and the Articles, unless any share carries special voting rights, on a show of hands every shareholder who is present in person, by its duly authorized representative or by proxy shall have one vote. On a poll, every shareholder shall have one vote for every share of which he is the holder.

Variation of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless otherwise expressly provided by the terms, of issue of any class, the rights conferred on the holders of shares of that class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by such sum, to be divided into shares of such classes and amount, as prescribed by that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Cayman Islands Companies Act and the Articles, we may, by special resolution of our shareholders, reduce the share capital of the Company and any capital redemption reserve in any manner.

Winding Up; Liquidation.

If we are wound up, and the assets available for distribution amongst the shareholders are insufficient to repay the whole of the paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the Ordinary Shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

If we shall be wound up, the liquidator may, with the sanction of a special resolution, divide amongst the shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any asset upon which there is any liability.

Calls on Ordinary Shares and Lien on Ordinary Shares.

The directors may, from time to time, make calls on the shareholders in respect of some or all of any monies unpaid on their shares, whether in respect of par value or the premium payable on those shares, and each shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment), pay to us at the time or times so specified the amount called on his shares. The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a sum called in respect of a shares is not paid before or on the day appointed for payment of that call, the shareholder from whom it is due and payable shall pay interest on the sum at such rate as the directors may determine. The directors may, at their discretion, waive payment of the interest in full or in part.

We have a first and paramount lien on every share (whether or not it is a fully paid share). The lien is for all monies, whether presently payable or not, called or payable at a fixed time in respect of that share and for all debts, liabilities or other obligations owed, whether presently or not, by the shareholder or by one or more joint shareholders or by any of their estates to the Company.

At any time, the directors may declare any share to be wholly or in part exempt from the lien on shares provisions of the Articles. The registration of a transfer of any such share shall operate as a waiver of our lien (if any) thereon. Our lien, if any, on a share shall extend to all dividends or other monies payable on it.

Unclaimed Dividend

Any dividend that remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and revert to the Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call or instalment of a call in respect of shares on the day appointed for payment, the directors may serve a notice on such shareholder naming a further date not earlier than the expiration of 14 days from the date of service on or before which the payment required by the notice is to be made and containing a statement that in the event of non-payment the shares, or any of them, will be liable to be forfeited.

If the requirements of such notice are not complied with, we may forfeit the shares by a resolution of the directors to that effect.

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares.

The directors may accept the surrender for no consideration of any fully paid share.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption of Ordinary Shares.

Subject to the Cayman Islands Companies Act and to the rights attaching to any class of shares, we may by our directors:

(a)	issue shares on terms that they are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on such terms and in such manner the directors, before the issue of those shares, or the shareholders by special resolution, may determine;

(b)	purchase our own shares (including any redeemable shares) on such terms and in such manner as the directors may agree with the relevant shareholder; and

(c)	make a payment in respect of the redemption or purchase of our own shares in any manner permitted by the Cayman Islands Companies Act, including out of capital.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of Ordinary Shares under our memorandum and articles of association.

Special Considerations for Exempted Companies.

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Cayman Islands Registrar of Companies (the “Registrar”);

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Preferred Shares

Pursuant to our amended and restated memorandum and articles of association, our directors have the authority to issue shares and other securities of the Company with such preferred, deferred or other special rights, restrictions or privileges whether with regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the directors may determine. We do not currently have plans to issue any preferred shares.

Transfer of Shares

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered on the register of members of the Company.

Where the shares in question are not listed on or subject to the rules of Nasdaq, shares are transferable, subject to the consent of our board of directors who may, in their absolute discretion, refuse to consent to any transfer and decline to register the transfer of any share which is not fully paid up or upon which the Company has a lien without giving any reason.

The directors may also decline to register any transfer of any share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(e)	the shares transferred are free of any lien in favour of the Company; or

(f)	any fee related to the transfer has been paid to us.

If our directors refuse to register a transfer of a share, they are required, within three months after the date on which the transfer was lodged, to notify each of the transferor and the transferee of the refusal.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association, our register of mortgage and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands.

Capitalization of Profits

The directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve) or to the credit of profit and loss account or otherwise available for distribution and appropriate such sum to shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and apply such sum on their behalf in paying up in full unissued shares for issue, allotment and distribution credited as fully paid-up to and amongst them in the proportions aforesaid. In such event the directors may make such provisions as they think fit in the case of shares becoming distributable in fractions.

Liquidation Rights

The shareholders may, subject to the Articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the Company to be wound up voluntarily. If the Company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise, without prejudice to the rights of holders of shares issued upon special terms and conditions.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of the United Kingdom but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, the Cayman Islands Companies Act contains statutory provisions that facilitate the reconstruction of companies by way of schemes of arrangement between the company and its creditors (or any class of them) or its members (or any class of them), provided that (i) any such arrangement with creditors is approved by a majority in number of the creditors (or class of creditors) with whom the arrangement is to be made, who must in addition represent 75% in value of such creditors (or class of creditors), and (ii) any such arrangement with members is approved by 75% in value of the members (or class of members) with whom the arrangement is to be made, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands (the “Grand Court”). Any such arrangement which is approved by such requisite majorities as aforesaid, and which is sanctioned by the Grand Court, will be binding on all the creditors (or class of creditors) or members (or class of members), as the case may be, and also on the company. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits and Protection of Minority Shareholders.

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to follow and apply the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our amended and restated memorandum and articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for liabilities incurred in their capacities as such as a result of any act or failure to act unless such losses or damages arise from their own actual fraud or willful default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In fulfilling their duty of care to our company, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, there are indications that English and Commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings may also be convened by any one or more of our directors on the written request of shareholders entitled to exercise 10% or more of the voting rights in respect of the matter for which the meeting is requisitioned. Such written request must state the objects of the meeting and must be signed by the shareholders requisitioning the meeting. The written request must be lodged at our registered office in the Cayman Islands and may be delivered in counterpart. If the directors do not proceed to convene a general meeting within 21 days of the written request to requisition a meeting being lodged the requisitionists, or any of them together holding at least half of the voting rights of all of them, may convene the general meeting in the same manner as nearly as possible as that in which a general meeting may be convened by a director. Where the requisitionists fail to convene the general meeting within three months of their right to convene the meeting arising, the right to convene the general meeting shall lapse. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be vacated if: (a) he gives notice in writing to the Company that he resigns the office of director; or (b) he absents himself (without being represented by an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or; (c) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (d) he is found to be or becomes of unsound mind; or; (e) the other directors (being not less than two in number) resolve that he should be removed as a director.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring.

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, and any restructuring officer so appointed shall have such powers and carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court and subject to such terms as the court may impose. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the issued and outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the issued and outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering — Cayman Islands

To comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (as amended) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (as amended of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.